Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GUIDEWIRE SOFTWARE, INC.

Guidewire Software, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware DOES HEREBY CERTIFY:

FIRST: The original Certificate of Incorporation of this corporation was filed with the Secretary of State of Delaware on September 20, 2001 under the name Centrica Software, Inc.

SECOND: The Amended and Restated Certificate of Incorporation of Guidewire Software, Inc. in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

THIRD: The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference.

IN WITNESS WHEREOF, Guidewire Software, Inc. has caused this Certificate to be signed by the President and the Secretary this 19th day of September, 2007.

By	/s/ John Raguin
John Raguin, President

ATTEST:

By	/s/ Marcus Ryu
Marcus Ryu, Secretary

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GUIDEWIRE SOFTWARE, INC.

FIRST: The name of the corporation (hereinafter called the “Corporation”) is Guidewire Software, Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware and the County of New Castle is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, and the name of its registered agent at that address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:

A. This Corporation is authorized to issue two classes of shares to be designated respectively Preferred Stock (“Preferred Stock”) and Common Stock (“Common Stock”). The total number of shares of capital stock that the Corporation is authorized to issue is 80,543,493. The total number of shares of Preferred Stock this Corporation shall have authority to issue is 25,543,493. The total number of shares of Common Stock this Corporation shall have authority to issue is 55,000,000. The Preferred Stock shall have a par value of $0.0001 per share and the Common Stock shall have a par value of $0.0001 per share.

B. The Preferred Stock shall be divided into series, 15,735,800 shares of Preferred Stock are designated as “Series A Preferred Stock,” 4,807,693 shares of Preferred Stock are designated as “Series B Preferred Stock,” and 5,000,000 shares of Preferred Stock are designated as “Series C Preferred Stock.”

C. The powers, preferences, rights, restrictions, and other matters relating to the Preferred Stock are as follows:

1. Dividends.

(a) The holders of (i) the Series A Preferred Stock shall be entitled to receive dividends at the rate of $0.024 per share per annum, (ii) the Series B Preferred Stock shall be entitled to receive dividends at the rate of $0.14 per share per annum and (iii) the Series C Preferred Stock shall be entitled to receive dividends at the rate of $0.453 per share per annum (each amount as adjusted for any stock dividends, combinations or splits with respect to such shares (each, a “Recapitalization Event”)), payable out of funds legally available therefor. Such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be non-cumulative.

(b) No dividends (other than those payable solely in the Common Stock of the Corporation or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) shall be paid on any Common Stock of the Corporation during any fiscal year of the Corporation until dividends in the total amount of $0.024 per share on the Series A Preferred Stock, $0.14 per share on the Series B Preferred Stock and $0.453 per share on the Series C Preferred Stock (each amount as adjusted for any Recapitalization Event and cash as set forth above in subsection 1(a)) shall have been paid or declared and set apart during that fiscal year and any prior year in which dividends have been declared but remain unpaid.

(c) After the holders of Preferred Stock have received their dividend preference as set forth above, any additional dividends or distributions declared by the Board of Directors out of funds legally available therefor shall be distributed ratably among all holders of Common Stock and Preferred Stock (on an as-converted to Common Stock basis) as of the record date fixed for determining those entitled to receive such distribution.

(d) In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their respective shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

2. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, (i) for the Series A Preferred Stock, an amount of $0.27 per share (as adjusted for any Recapitalization Event) plus all declared but unpaid dividends on such share for each share of Series A Preferred Stock then held by them, (ii) for the Series B Preferred Stock, an amount of $1.56 per share (as adjusted for any Recapitalization Event) plus all declared but unpaid dividends on such share for each share of Series B Preferred Stock then held by them, and (iii) for the Series C Preferred Stock, an amount of $5.0339 per share (as adjusted for any Recapitalization Event) plus all declared but unpaid dividends on such share for each share of Series C Preferred Stock then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of Preferred Stock shall be insufficient to permit the payment to such holders of the fall aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive. Notwithstanding the foregoing, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Corporate Sale, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to the Corporate Sale if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(b) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and subject to the payment in full of the liquidation preference with respect to the Preferred Stock as provided in subparagraph (a) of this Section C.2, the holders of the Common Stock shall be entitled to receive the remaining assets and funds legally available therefor distributed ratably among the holders of Common Stock based on the number of shares of Common Stock held by each.

(c) For purposes of this Section C.2, (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary and in which the holders of capital stock of the Corporation hold less that 50% of the voting power of the surviving entity (other than a mere reincorporation transaction based on such exchanged or issued security), (ii) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Corporation’s securities), of the Corporation’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Corporation, or (iii) a sale, transfer, lease, exclusive licensing or other disposition (but not including a transfer or disposition by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Corporation (any of clauses (i), (ii) or (iii), a “Corporate Sale”), shall be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of Common Stock and Preferred Stock to receive at the closing in cash, securities or other property (valued as provided in Section C.2(d) below) amounts as specified in Sections C.2(a) and C.2(b) above.

(d) Whenever the distribution provided for in this Section C.2 shall be payable in securities or property other than cash, the value of such distribution shall be its fair market value. Any securities shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability:

(1) If traded on a securities exchange or The Nasdaq National Stock Market, the value shall be based on a formula approved by the Board of Directors and derived from the closing prices of the securities on such exchange or Nasdaq over a specified time period;

(2) If actively traded over-the-counter, the value shall be based on a formula approved by the Board of Directors and derived from the closing prices of the securities on such over-the-counter market over a specified time period; and

(3) If there is no active public market for such securities, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Section C.2(d)(i) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

3. Redemption. The Preferred Stock shall not be redeemable, unless approved by this Corporation’s Board of Directors.

4. Voting Rights; Directors.

(a) Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held.

(b) The authorized number of members of the Corporation’s Board of Directors shall be eight (8). The holders of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class and not as separate series, and on an as-converted basis, shall be entitled to designate two (2) members of the Board of Directors. The holders of the Common Stock, voting as a single class, shall be entitled to designate two (2) members of the Board of Directors. The holders of Preferred Stock and Common Stock, voting together as a single class and not as separate series, and on an as-converted basis, shall be entitled to designate the remaining members of the Board of Directors.

(c) In the case of any vacancy in the office of a director occurring among the directors elected by the holders of the Series A Preferred Stock and Series B Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis) or Common Stock pursuant to the second and third sentences of Section C.4(b) hereof, the remaining director or directors so elected by the holders of the Series A Preferred Stock and

Series B Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis) or Common Stock may, by affirmative vote of a majority thereof (or the remaining director so elected if there is but one, or if there is no such director remaining, by the affirmative vote of the holders of a majority of the shares of that class) elect a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of the Series A Preferred Stock and Series B Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis) or Common Stock or any director so elected as provided in the preceding sentence hereof, may be removed during the aforesaid term of office, whether with or without cause, only by the affirmative vote of the holders of a majority of the Series A Preferred Stock and Series B Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis) or Common Stock, as the case may be.

5. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for such series by the Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series A Preferred Stock (the “Series A Conversion Price”) shall initially be $0.27 per share (the “Series A Original Issue Price”). The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series B Preferred Stock (the “Series B Conversion Price”) shall initially be $1.56 per share (the “Series B Original Issue Price”). The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series C Preferred Stock (the “Series C Conversion Price”) shall initially be $5.0339 per share (the “Series C Original Issue Price”). As used herein, (i) the term “Original Issue Price” means, as to any series of Preferred Stock, the Series A Original Issue Price, the Series B Original Issue Price or the Series C Original Issue Price, as applicable; and (ii) the term “Conversion Price” means, as to any series of Preferred Stock, the Series A Conversion Price, the Series B Conversion Price or the Series C Conversion Price, as applicable. Such initial Series A Conversion Price, initial Series B Conversion Price and initial Series C Conversion Price shall be adjusted as hereinafter provided.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock at the then-effective Conversion Price for such series of Preferred Stock upon the earlier of (i) the date specified by written consent or agreement of holders of a majority of the then outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis); provided, however, if the election to convert is in connection with a Corporate Sale (as determined in good faith by this Corporation’s Board of Directors) and the total amount to be distributed in accordance with Section 2 hereof is less than $238,000,000 (or the holders of Series C Preferred Stock are otherwise to be distributed an amount per share less than the Series C Original Issue Price), then the outstanding shares of Series C Preferred Stock shall not be converted without the consent of the holders of at least 55% of the then outstanding shares of Series C Preferred Stock, or (ii) immediately upon the closing of the sale of the Corporation’s Common Stock in a firm-commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the “Securities Act”) other than a registration relating solely to a transaction under Rule 145 under the Securities Act (or any successor thereto) or to an employee benefit plan of the Corporation, at a public offering price (prior to underwriters’ discounts and expenses) of which the aggregate proceeds to the Corporation and/or any selling stockholders (before payment of any underwriters’ discounts and expenses relating to the issuance) exceed $75,000,000.

(c) Mechanics of Conversion.

(i) Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(ii) If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(d) Adjustments to Conversion Price of Preferred Stock for Certain Diluting Issues.

(i) Special Definitions. For purposes of this Section C.5(d), the following definitions apply:

(1) “Options” shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (defined below).

(2) “Original Issue Date” shall mean the date on which a share of Series C Preferred Stock was first issued.

(3) “Convertible Securities” shall mean any evidences of indebtedness, shares (other than Common Stock and Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

(4) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section C.5(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

(A) upon conversion of shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock;

(B) to officers, directors, employees, consultants, advisors or contractors of the Corporation pursuant to stock option or stock purchase plans or agreements on terms approved by the Board of Directors;

(C) to leasing companies, landlords, lenders or other providers of goods and services to the Corporation approved by the Board of Directors of the Corporation;

(D) as a dividend or distribution on Preferred Stock;

(E) in connection with an acquisition of a business or any assets or properties or technology by the Corporation pursuant to agreements approved by the Board of Directors of the Corporation;

(F) in a public offering pursuant to which all outstanding shares of Preferred Stock will be converted to Common Stock or upon exercise of warrants or rights granted to underwriters in connection with such a public offering;

(G) for which adjustment of the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price is made pursuant to Section C.5(e); or

(H) pursuant to subsection C.5(d) as a result of a decrease in the Conversion Price of any series of Preferred Stock resulting from the operation of this Section C.5(d).

(ii) No Adjustment of Conversion Price. Any provision herein to the contrary notwithstanding, no adjustment in the applicable Conversion Price for the Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section C.5(d)(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Conversion Price in effect on the date of, and immediately prior to such issue.

(iii) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(1) no further adjustments in the applicable Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price of the Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Conversion Price of the Preferred Stock shall effect Common Stock previously issued upon conversion of the Preferred Stock);

(3) upon the expiration of any such Options or rights, the termination of any such rights to convert or exchange or the expiration of any Options or rights related to such Convertible Securities or exchangeable securities, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such Options, rights or Convertible Securities or Options or rights related to such Convertible Securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such Options or rights, upon the conversion or exchange of such Convertible Securities or upon the exercise of the Options or rights related to such Convertible Securities; and

(4) no readjustment pursuant to clause (2) or (3) above shall have the effect of increasing the Conversion Price of the Preferred Stock to an amount which exceeds the lower of (a) the applicable Conversion Price on the original adjustment date, or (b) the applicable Conversion Price that would have resulted from any other issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event this Corporation, at any time after the Original Issue Date shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section C.5(d)(iii)) without consideration or for a consideration per share less than the Conversion Price applicable to a series of Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price for such series shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all shares of Preferred Stock and all Convertible Securities had been fully converted into shares of Common Stock and any outstanding warrants, options or other rights for the purchase of shares of stock or convertible securities had been fully exercised (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date.

(v) Determination of Consideration. For purposes of this Section C.5(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(1) Cash and Property. Such consideration shall:

(A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and

(C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board.

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section C.5(d)(iii), relating to Options and Convertible Securities shall be determined by dividing:

(A) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(e) Adjustments to Conversion Price for Stock Dividends and for Combinations or Subdivisions of Common Stock. In the event that this Corporation at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price applicable to a series of Preferred Stock in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that this Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

(f) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section C.5(e) above or a Corporate Sale), the Conversion Price applicable to a series of Preferred Stock then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Preferred Stock immediately before that change.

(g) No Impairment. The Corporation will not, without the appropriate vote of the stockholders under the Delaware General Corporation Law or Section C.6 hereof, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section C.5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

(h) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section C.5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate executed by the Corporation’s President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price for such series of Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred Stock.

(i) Notices of Record Date. In the event that the Corporation shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; (iv) to engage in a Corporate Sale; or (v) to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Preferred Stock: (1) at least twenty (20) days prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) through (v) above; and (2) in the case of the matters referred to in (iii) through (v) above, at least twenty (20) days prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event). The foregoing provision may be waived, either prospectively or retroactively and either generally or in a particular instance, by the vote or consent of the holders of a majority of the outstanding shares of Preferred Stock (voting together as a single class and not as separate series and on an as-converted basis).

(j) Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

(l) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

(m) Notices. Any notice required by the provisions of this Section C.5 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

6. Restrictions and Limitations.

(a) So long as at least 3,000,000 shares of Preferred Stock (as adjusted for any Recapitalization Event) remain outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise), without the vote or written consent by the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a single class and not as separate series and on an as-converted basis:

(i) amend or repeal any provision of the Corporation’s Certificate of Incorporation if such action would adversely impact or otherwise change the rights, preferences, privileges, powers, or the restrictions provided for the benefit of the shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock;

(ii) increase or decrease the aggregate number of authorized shares of Common Stock or Preferred Stock;

(iii) effect any sale or other conveyance of all or substantially all of the assets of the Corporation or any of its subsidiaries, or any consolidation, reorganization or merger involving the Corporation or any of its subsidiaries, in which in excess of 50% of the Corporation’s voting power is transferred to third parties who were not previously stockholders of the Corporation, or any reorganization or recapitalization of the Corporation;

(iv) effect a reclassification or recapitalization of the capital stock of the Company into shares having preferences or priority as to dividends or assets senior to or on a parity with the preferences of the Preferred Stock;

(v) authorize or issue, or obligate itself to issue, any other equity security (including any security convertible into or exercisable for any equity security) senior to or on a parity with the Preferred Stock (other than, in the case of issuance of Series C Preferred Stock, with the approval of this Corporation’s Board of Directors);

(vi) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose), any of the Common Stock, provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants, advisors or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment or such other repurchases of the Common Stock or Preferred Stock as may be approved by this Corporation’s Board of Directors;

(vii) effect a liquidation, dissolution or winding up of the Corporation; or

(viii) declare or pay any dividend or distribution on any shares of Common Stock or Preferred Stock (other than a dividend or distribution payable solely in shares of Common Stock).

(b) So long as a majority of the shares of Series C Preferred Stock (as adjusted for any Recapitalization Event) originally issued remain outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise), without the vote or written consent by the holders of at least 55% of the then outstanding shares of Series C Preferred Stock, amend or repeal any provision of the Corporation’s Certificate of Incorporation, as amended, if such action would adversely impact or otherwise change the rights, preferences, privileges, powers, or the restrictions provided for the benefit of the shares of Series C Preferred Stock but which does so not affect the other series of Preferred Stock (it being understood that, without limiting the foregoing, different series of Preferred Stock shall not be affected differently because of proportional differences in the amounts of their respective issue prices, liquidation preferences, dividend preferences and redemption prices that arise out of differences in the original issue price for each such series).

7. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

D. The Common Stock.

1. Dividend Rights. Subject to the prior rights of the holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors. Such dividends shall be non-cumulative.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section C.2 of this Article FOURTH.

3. Redemption. The Common Stock shall not be redeemable, other than in connection with the repurchase of shares of Common Stock from employees, officers, directors, consultants, advisors or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment or pursuant to other contractual rights of first refusal or as otherwise approved by this Corporation’s Board of Directors.

4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided herein or by law. The rights of the holders of Common Stock with respect to the election of directors shall be as set forth in Section C.4 of this Article FOURTH.

FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors shall have the power, subject to the provisions of Section C.6 of Article FOURTH, both before and after receipt of any payment for any of the Corporation’s capital stock, to adopt, amend, repeal or otherwise alter the Bylaws of the Corporation without any action on the part of the stockholders.

SIXTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

SEVENTH: The Corporation reserves the right to adopt, repeal, rescind or amend in any respect any provisions contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by applicable law, and all rights conferred on stockholders herein are granted subject to this reservation.

EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize the Corporation’s action further eliminating or limiting the personal liability of directors then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.